As filed with the Securities and Exchange Commission on June 3, 2010

Registration Statement No. 333-166538

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mead Johnson Nutrition Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2000	80-0318351
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Mead Johnson Nutrition Company

2701 Patriot Blvd.

Glenview, Illinois 60026

847-832-2420

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William C. P’Pool, Esq.

Mead Johnson Nutrition Company

2701 Patriot Blvd.

Glenview, Illinois 60026

(847) 832-2420

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

David A. Schuette, Esq.

Mayer Brown LLP

71 S. Wacker Dr.

Chicago, IL 60606

(312) 782-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2010

PROSPECTUS

Mead Johnson Nutrition Company

Offer to Exchange all Outstanding and Unregistered

3.50% Notes due 2014;

4.90% Notes due 2019; and

5.90% Notes due 2039

for

3.50% Notes due 2014;

4.90% Notes due 2019; and

5.90% Notes due 2039

That Have been Registered Under the Securities Act

This prospectus and accompanying letter of transmittal relate to our proposed offer to exchange up to $500,000,000 aggregate principal amount of 3.50% exchange notes due 2014, $700,000,000 aggregate principal amount of 4.90% exchange notes due 2019 and $300,000,000 aggregate principal amount of 5.90% exchange notes due 2039 that are registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our unregistered 3.50% notes due 2014, 4.90% notes due 2019, and 5.90% notes due 2039 that were issued on November 5, 2009. The unregistered notes have certain transfer restrictions. The exchange notes will be freely transferable.

The principal features of the exchange offer are as follows:

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

JULY 6, 2010, UNLESS WE EXTEND THE OFFER.

•	You may withdraw tendered outstanding unregistered notes at any time prior to the expiration of the exchange offer.

•

We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount and series of exchange notes.

•

The terms of the exchange notes to be issued are identical in all material respects to the unregistered notes, except they are registered under the Securities Act, do not have any transfer restrictions and do not have registration rights or rights to additional interest.

•	The exchange of unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Please see “Risk Factors” beginning on page 9 for a discussion of certain factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2010.

Each holder of an unregistered note wishing to accept the exchange offer must deliver the unregistered note to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of unregistered notes by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”). All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called “The Exchange Offer” in this prospectus and in the accompanying letter of transmittal.

If you are a broker-dealer that receives exchange notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. Broker-dealers may use this prospectus, as we may amend or supplement it in the future, for their resales of exchange notes. We will, if we receive specified notice from one or more participating broker-dealers, use our reasonable best efforts to keep the registration statement, of which this prospectus forms a part, continuously effective for a period ending on the earlier of (i) 180 days after the last date on which the unregistered notes may be tendered pursuant to the exchange offer and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

ABOUT THIS PROSPECTUS

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any information or represent anything not contained in this prospectus. If you receive any other information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission (the “Commission”), this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Mead Johnson Nutrition Company, 2701 Patriot Blvd., Glenview, Illinois 60026, telephone (847) 832-2520. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

i

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the website of the Commission or at the offices of the Commission mentioned under the heading “Where You Can Find More Information.”

Company References

In this prospectus, unless otherwise specified or the context otherwise requires, the words “we,” “our,” “us” and “Mead Johnson” refer to Mead Johnson Nutrition Company and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, including particularly the section entitled “Risk Factors” and the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and certain documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “potential” and similar expressions. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from those in the future that are implied by these forward-looking statements. The risks associated with forward-looking statements include, but are not limited to:

•	our ability to sustain brand strength, particularly the Enfa family of brands;

•	the effect on our reputation of real or perceived quality issues;

•	the adverse effect of commodity price increases;

•	increased competition from branded, private label, store and economy-branded products;

•	the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product;

•	inventory reductions by customers;

•	the adverse effect of changes in foreign currency exchange rates;

•	legislative, regulatory or judicial action that may adversely affect our ability to advertise our products or maintain product margins;

•	the possibility of changes in the Women, Infant and Children (“WIC”) program, or increases in levels of participation in WIC; and

•	our ability to develop and market new, innovative products.

Those factors, among others, could cause our actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements. As you read and consider this prospectus, you should carefully understand that the forward-looking statements are not guarantees of performance or results.

ii

The forward-looking statements included and incorporated by reference in this prospectus are only made as of the date of this prospectus or the respective documents incorporated by reference in this prospectus, as applicable. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and we cannot predict those events or their impact. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

For additional information regarding risks and uncertainties faced by us, see “Risk Factors” in this prospectus and the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference herein.

iii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it may not contain all of the information you should consider in making your decision to participate in the exchange offer. To understand all of the terms of the exchange offer and for a more complete understanding of our business, you should carefully read this entire prospectus and the documents incorporated by reference in this prospectus.

Our Business

We are a global leader in pediatric nutrition with $2.8 billion in net sales for the year ended December 31, 2009. We are committed to creating trusted nutritional brands and products that help improve the health and development of infants and children around the world and provide them with the best start in life. Our Enfa family of brands, including Enfamil infant formula, is the world’s leading brand franchise in pediatric nutrition, based on retail sales. Our comprehensive product portfolio addresses a broad range of nutritional needs for infants, children and expectant and nursing mothers. We have over 100 years of innovation experience during which we have developed or improved many breakthrough or industry-defining products across each of our product categories. Our singular focus on pediatric nutrition and our implementation of a business model that integrates nutritional science with health care and consumer marketing expertise differentiate us from many of our competitors.

We market our portfolio of more than 70 products to mothers, health care professionals and retailers in more than 50 countries in Asia, North America, Latin America and Europe. Our two reportable segments are Asia/Latin America and North America/Europe, which comprised 58% and 42%, respectively, of our net sales for the year ended December 31, 2009. For the year ended December 31, 2009, 65% of our net sales were generated in countries outside of the United States.

We believe parents and health care professionals associate the Mead Johnson name and the Enfa family of brands with quality, science-based pediatric nutrition products. We believe the strength of our brands allows us to create and maintain consumer loyalty across our product portfolio and stages of pediatric development.

The two principal product categories in which we operate are infant formula and children’s nutrition, which represented 64% and 33% of our net sales for the year ended December 31, 2009, respectively.

In 1967, we became a wholly owned subsidiary of Bristol-Myers Squibb Company (“BMS”). In February 2009, we consummated an initial public offering of 34.5 million shares of our Class A common stock and we became an independent, separately traded, publicly-held company. At that time, BMS beneficially owned 42,344,571 shares of our Class A common stock (representing approximately 55.1% of our outstanding shares of Class A common stock) and 127,655,429 shares of our Class B common stock (representing 100% of the outstanding shares of Class B common stock).

On December 23, 2009, BMS completed an exchange offer whereby BMS converted all outstanding shares of Class B common stock to Class A common stock and then disposed its entire ownership and voting interest in us, resulting in the split-off of Mead Johnson from BMS. Effective January 7, 2010, our Class A common stock was reclassified as common stock, par value $0.01 per share. Following the split-off, we are completely independent from BMS subject to certain agreements between BMS and us that will remain in place for specified terms.

Our principal and administrative offices are located at 2701 Patriot Boulevard, Glenview, Illinois 60026 and our telephone number at that location is (847) 832-2420.

The Exchange Offer

The following summary contains basic information about the exchange offer and is not intended to be complete. It may not contain all of the information that is important to you. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the exchange offer, see “The Exchange Offer.”

General	On November 5, 2009, we issued $500 million aggregate principal amount of 3.50% unregistered notes due 2014, $700 million aggregate principal amount of 4.90% unregistered notes due 2019 and $300 million aggregate principal amount of 5.90% unregistered notes due 2039. On the same day, we and the initial purchasers of the unregistered notes entered into a registration rights agreement in which we agreed that you, as a holder of unregistered notes, would be entitled to exchange your unregistered notes for exchange notes registered under the Securities Act. This exchange offer is intended to satisfy these rights. After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to your notes nor will you be entitled to any additional interest on your unregistered notes. The exchange notes will be our obligations and will be entitled to the benefits of the indenture relating to the notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the unregistered notes, except that:

•	the exchange notes have been registered under the Securities Act and, therefore, will contain no restrictive legends;

•	the exchange notes will not have registration rights; and

•	the exchange notes will not have rights to additional interest.

The Exchange Offer	We are offering to exchange any and all of our 3.50% exchange notes due 2014, 4.90% exchange notes due 2019 and 5.90% exchange notes due 2039 that have been registered under the Securities Act, for any and all of our outstanding unregistered 3.50% notes due 2014, unregistered 4.90% notes due 2019 and unregistered 5.90% notes due 2039, respectively, that were issued on November 5, 2009. As of the date of this prospectus, $500 million in aggregate principal amount of our unregistered 3.50% notes due 2014, $700 million in aggregate principal amount of our unregistered 4.90% notes due 2019 and $300 million in aggregate principal amount of our unregistered 5.90% notes due 2039 was outstanding.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on July 6, 2010, unless we decide to extend the exchange offer.

Conditions of the Exchange Offer	Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if:

•	the exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the Commission;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

any law, rule or regulation or applicable interpretations of the staff of the Commission have been issued or promulgated, which, in our good faith determination, does not permit us to effect the exchange offer.

In addition, we will not be obligated to accept for exchange the unregistered notes of any holder that has not made certain representations in the letter of transmittal. See “The Exchange Offer—Conditions of the Exchange Offer.”

We will give oral or written notice of any non-acceptance, amendment or termination to the registered holders of the unregistered notes as promptly as practicable. We reserve the right to waive any conditions of the exchange offer.

Resale of the Exchange Notes	Based upon existing interpretations of the staff of the Commission set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer for the unregistered notes may be offered for resale, resold and otherwise transferred by you without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes received by you will be acquired in the ordinary course of your business;

•

you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to engage in, the distribution (within the meaning of the Securities Act) of the exchange notes;

•	you are not an “affiliate” (within the meaning of Rule 405 of the Securities Act) of us; and

•

if you are a broker-dealer, and you receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, then you will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of exchange notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

However, we have not submitted a no-action letter, and there can be no assurance that the Commission will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make these representations, among others, to us in the letter of transmittal that we are sending you with this prospectus.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes cannot rely on the position of the staff of the Commission set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988) or similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Procedures for Tendering Unregistered Notes	If you wish to participate in the exchange offer, you must:

•

transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent at the address set forth in the letter of transmittal. These materials must be received by the exchange agent before 5:00 p.m., New York City time, on July 6, 2010, the expiration date of the exchange offer. You must also provide physical delivery of your unregistered notes to the exchange agent’s address as set forth in the letter of transmittal. The letter of transmittal must also contain the representations you must make to us as described under “The Exchange Offer—Procedures for Tendering”; or

•

you may effect a tender of unregistered notes electronically by book-entry transfer into the exchange agent’s account at DTC. By tendering the unregistered notes by book-entry transfer, you must agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner of unregistered notes that are held through a broker-dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the registered holder promptly and instruct them to tender your unregistered notes on your behalf.

Acceptance of Unregistered Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding unregistered notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Withdrawal Rights	You may withdraw the tender of your unregistered notes at any time prior to 5:00 p.m. New York City time, on July 6, 2010, the expiration date.

Consequences of Failure to Exchange

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, your unregistered notes may continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of exchange notes, the market for the unregistered notes is likely to be much less liquid than before this exchange offer. The unregistered notes will, after this exchange offer, bear interest at the same rate as the exchange notes and will not be entitled to any additional interest. The unregistered notes will not retain any rights under the registration rights agreement.

Certain United States Federal Income Tax Considerations	The exchange of the unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A., the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

The Exchange Notes

The exchange offer applies to any and all outstanding unregistered notes. The terms of the exchange notes will be identical in all material respects to the unregistered notes, except that (1) the exchange notes will not be subject to the restrictions on transfer that apply to the unregistered notes, (2) the exchange notes will not be subject to the registration rights relating to the unregistered notes, and (3) the exchange notes will not contain provisions for payment of additional interest in case of non-registration. The exchange notes issued in the exchange offer will evidence the same debt as the unregistered notes and both are governed by the same indenture. The exchange notes and the unregistered notes of each series will be treated as a single class of debt securities. In this document, we sometimes refer to the unregistered notes and the exchange notes together as the “notes.” The following summary contains basic information about the exchange notes and is not intended to be complete. It may not contain all of the information that may be important to you. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	Mead Johnson Nutrition Company.

Securities Offered	$500 million aggregate principal amount of 3.50% exchange notes due 2014, $700 million aggregate principal amount of 4.90% exchange notes due 2019 and $300 million aggregate principal amount of 5.90% exchange notes due 2039.

Maturity Date	The notes due 2014 will mature on November 1, 2014, the notes due 2019 will mature on November 1, 2019 and the notes due 2039 will mature on November 1, 2039.

Interest Rate	Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the unregistered notes or, if no interest has been paid on the unregistered notes, from November 5, 2009, the issue date of the exchange notes, at a rate of 3.50% per year, in the case of the exchange notes due 2014, 4.90% per year, in the case of the exchange notes due 2019 and 5.90% per year, in the case of the exchange notes due 2039.

Interest Payment Dates	May 1 and November 1, beginning May 1, 2010.

Ranking	The notes will be our unsecured unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively junior in right of payment to all existing and future liabilities, including trade payables, of our subsidiaries.

Optional Redemption	At our option, we may redeem some or all of the notes, at any time or from time to time at the redemption price described in this prospectus plus accrued and unpaid interest. The redemption price is described under “Description of the Exchange Notes—Optional Redemption.”

Change of Control	If a change of control triggering event as described in this prospectus under the heading “Description of the Exchange Notes—Offer to Purchase Upon Change of Control Triggering Event” occurs, we may be required to offer to purchase the notes from the holders at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

Covenants	The indenture governing the notes contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited. See “Description of the Exchange Notes—Covenants.”

Merger, Consolidation and Sale of Assets	We may consolidate, merge or sell all or substantially all of our assets, provided that the successor corporation assumes payment of all amounts due on the notes and the performance and observance of all of the covenants and conditions of the indenture to be performed or observed by us.

Risk Factors	Investment in the exchange notes involves substantial risks. See “Risk Factors” in this prospectus and the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference herein.

Selected Historical Financial and Operating Data

Our selected financial data presented below should be read together with “Item 7-Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10 K for the fiscal year ended December 31, 2009 and “Item 2- Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are incorporated by reference in this prospectus, and our financial statements and the accompanying notes incorporated by reference in this prospectus. The selected statement of earnings and statement of cash flows data for the years ended December 31, 2009, 2008 and 2007 and the selected balance sheet data as of December 31, 2009 and 2008 have been derived from our audited financial statements incorporated by reference in this prospectus. The selected statement of earnings and statement of cash flows data for the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2007, 2006 and 2005 have been derived from audited financial statements not incorporated by reference in this prospectus. The selected consolidated statements of earnings and statement of cash flow data for the three months ended March 31, 2010 and 2009 and the balance sheet data as of March 31, 2010 have been derived from unaudited consolidated financial statements incorporated by reference in this prospectus and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of interim periods. The data shown below are not necessarily indicative of results to be expected for any future period.

	For the Years Ended December 31,					For the Three Months Ended March 31,
(In millions, except per share data)	2009	2008	2007	2006	2005	2010	2009
Net Sales	$2,826.5	$2,882.4	$2,576.4	$2,345.1	$2,201.8	$763.5	$693.0
Earnings before Interest and Income Taxes (EBIT)	679.6	695.7	663.2	634.8	618.4	197.9	188.8
Interest Expense—net(1)	(92.6)	(43.3)	—	—	—	(12.1)	(28.0)
Net Earnings Attributable to Shareholders	399.6	393.9	422.5	398.2	389.8	125.6	103.5
Basic Earnings Per Share Attributable to Shareholders(2)	$1.99	$2.32	$2.49	$2.34	$2.29	$0.61	$0.55
Diluted Earnings Per Share Attributable to Shareholders(2)	$1.99	$2.32	$2.49	$2.34	$2.29	$0.61	$0.55
Cash Dividends Declared Per Share(2)	$0.70					$0.225	$—
Weighted Average Shares(2)	200.6	170.0	170.0	170.0	170.0	204.5	188.8
Depreciation and Amortization	$58.9	$52.1	$51.0	$49.5	$53.8	$15.6	$13.9
Cash Paid for Capital Expenditures	95.8	81.1	78.4	68.9	56.4	57.4	22.4

	As of December 31,					As of March 31,
(In millions)	2009	2008	2007	2006	2005	2010
Total Assets	$2,070.3	$1,361.4	$1,301.9	$1,204.3	$1,123.5	$1,996.7
Debt	1,604.9	2,000.0	—	—	—	1,501.3
Total Equity (Deficit)	(664.3)	(1,395.5)	637.8	592.4	464.8	(583.7)

(1)	We had no interest expense in years 2005, 2006 and 2007 because we had no outstanding debt.
(2)	On February 17, 2009, we completed the offering of 34.5 million shares of common stock in an initial public offering (IPO).

RISK FACTORS

Before you decide to exchange your unregistered notes for exchange notes, you should consider the risk factors below related to the exchange offer and the exchange notes and the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which are incorporated by reference herein. The occurrence of the events described in the risk factors below and the risk factors incorporated by reference herein could have a material adverse effect on our business, prospects, financial condition, results of operations and/or cash flows. In addition, other unknown or unpredictable economic, business, competitive, regulatory, geopolitical or other factors could have material adverse effects on our business, prospects, financial condition, results of operations and/or cash flows. Please read “Forward-Looking Statements.”

You may not be able to sell your unregistered notes if you do not exchange them for exchange notes in the exchange offer.

If you do not exchange your unregistered notes for exchange notes in the exchange offer, your unregistered notes will continue to be subject to the restrictions on transfer as stated in the legend on the unregistered notes. In general, you may not reoffer, resell or otherwise transfer the unregistered notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold under an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the offer or sale of the unregistered notes under the Securities Act.

Holders of the unregistered notes who do not tender their unregistered notes will have no further registration rights under the registration rights agreement.

Holders who do not tender their unregistered notes will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest.

The market for unregistered notes may be significantly more limited after the exchange offer, and you may not be able to sell your unregistered notes after the exchange offer.

If unregistered notes are tendered and accepted for exchange in the exchange offer, the trading market for unregistered notes that remain outstanding may be significantly more limited. As a result, the liquidity of the unregistered notes not tendered for exchange could be adversely affected. The extent of the market for unregistered notes and the availability of price quotations would depend upon a number of factors, including the number of holders of unregistered notes remaining outstanding and the interest of securities firms in maintaining a market in the unregistered notes. An issue of securities with a similar outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for unregistered notes that are not exchanged in the exchange offer may be adversely affected as unregistered notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the unregistered notes that are not exchanged more volatile.

Your unregistered notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your unregistered notes will continue to be subject to existing transfer restrictions and you may not be able to sell your unregistered notes.

We will not accept your unregistered notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of the exchange offer only after timely receipt of your unregistered notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your unregistered notes, please allow sufficient time to ensure timely delivery. If we do not receive your unregistered notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your unregistered notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of unregistered notes for exchange. If there are defects or irregularities with respect to your tender of unregistered notes, we will not accept your unregistered notes for exchange.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the Commission contained in no action letters with third parties unrelated to us, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act so long as the conditions described in “The Exchange Offer—Resale of Exchange Notes” are satisfied. However, in some instances, including those described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with certain prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

The exchange notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact the holders of the exchange notes.

We are not restricted under the terms of the exchange notes or the indenture governing the exchange notes from incurring additional debt. Although the indenture governing the exchange notes limits our ability to issue secured debt without also securing the exchange notes and to enter into sale and leaseback transactions, these limitations are subject to a number of exceptions. See “Description of the Exchange Notes—Covenants.”

Our ability to service our debt, including the exchange notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us.

The exchange notes are obligations exclusively of Mead Johnson Nutrition Company. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the exchange notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us and our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the exchange notes to participate in those assets, will effectively be subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to ours. As of March 31, 2010, our subsidiaries had approximately $976.1 million of liabilities. The indenture governing the exchange notes does not limit our subsidiaries’ ability to incur or guarantee additional indebtedness.

We may not be able to repurchase all of the exchange notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the exchange notes upon the occurrence of a change of control triggering event as described under “Description of the Exchange Notes—Offer to Purchase Upon Change of Control Triggering Event.” However, we may not have sufficient funds or other financial resources to repurchase the exchange notes at such time. In addition, our ability to repurchase the exchange notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the exchange notes.

There is no established trading market for the exchange notes.

The exchange notes will constitute a new issue of securities with no established trading market. A trading market for the exchange notes may not develop. If a market does develop, it may not provide you the ability to sell your exchange notes. Further, you may not be able to sell your exchange notes at a favorable price or at all. If a market does develop, the exchange notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the three months ended March 31, 2010 and for each of the years ended December 31, 2009, 2008, 2007, 2006 and 2005.

	Three Months Ended March 31, 2010	Year Ended December 31,(1)
		2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	14.0	6.8	15.3	N/M	N/M	N/M

(1)	The ratios of earnings to fixed charges prior to 2008 are not meaningful because we had no outstanding debt. On August 26, 2008, Mead Johnson & Company, our wholly-owned subsidiary, declared and issued a dividend in the form of a 10-year intercompany note to E.R. Squibb & Sons, L.L.C., a subsidiary of BMS, in the amount of $2.0 billion, which was recorded as a reduction of equity. On February 17, 2009, this note was amended and restructured into three separate notes with an aggregate principal amount of $1,744.2 million that remained outstanding. In November 2009, we repaid these notes in full through the net proceeds from the issuance of the unregistered notes, borrowings under our bank credit facility and cash on hand.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive a like principal amount of the unregistered notes, the terms of which are identical in all material respects to the exchange notes, except as otherwise noted in this prospectus. We will retire and cancel all of the unregistered notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness or capitalization.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

On November 5, 2009, we sold the unregistered notes in a transaction exempt from registration under the Securities Act. Accordingly, the unregistered notes are subject to restrictions on transfer and may only be offered or sold in transactions exempt from, or not subject to, the registration requirements of the Securities Act. In connection with the sale of the unregistered notes, we entered into a registration rights agreement with the initial purchasers of the unregistered notes. Under the registration rights agreement, we agreed, to the extent not prohibited by any applicable law or applicable interpretations of the staff of the Commission, to use our reasonable best efforts to file with the Commission and cause to become effective a registration statement with respect to the exchange notes under the Securities Act and, upon the effectiveness of the registration statement, offer to the holders of the unregistered notes the opportunity to exchange their unregistered notes for an equal principal amount and series of exchange notes with terms identical in all material respects to the unregistered notes (except that the exchange notes will not be subject to restrictions on transfer and will not have registration rights or rights to additional interest as described below).

In addition, we agreed to keep the exchange offer open for at least 20 business days after the date that we deliver notice of the exchange offer to the holders of the unregistered notes and to use our reasonable best efforts to cause the exchange offer to be consummated not later than 60 days after the date on which the exchange offer registration statement becomes effective. The exchange notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

If you participate in the exchange offer, you will, with limited exceptions, receive exchange notes that are freely tradable and not subject to restrictions on transfer. See the information in this prospectus under the heading “—Resale of Exchange Notes” for more information relating to your ability to transfer exchange notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

If you are eligible to participate in the exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights. In that case, your unregistered notes will continue to be subject to restrictions on transfer under the Securities Act.

Shelf Registration

In the registration rights agreement, we agreed that, if:

•	we determine that applicable law or the applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer;

•	the exchange offer is not for any other reason consummated on or before August 2, 2010; or

•

the exchange offer has been completed and in the opinion of counsel for the initial purchasers a registration statement must be filed and a prospectus must be delivered by the initial purchasers in connection with any offering or sale of the unregistered notes;

then we will be required to use our reasonable best efforts to (i) file with the Commission a shelf registration statement relating to resale of the exchange notes, (ii) cause such shelf registration to be declared effective and (iii) keep such shelf registration statement effective for one year, or such shorter period that will terminate when all the notes covered by the shelf registration statement have been sold.

We will, in the event of such a shelf registration, provide to each holder of unregisterd notes copies of the prospectus that is part of the shelf registration statement, notify each holder of unregistered notes when the shelf registration statement has become effective and take certain other actions to permit resales of the unregistered notes. A holder of unregistered notes that sells unregistered notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

Additional Interest

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before August 2, 2010, the annual interest rate borne by the unregistered notes will be increased by 0.25% per annum, for the first 90-day period immediately following such date and by an additional 0.25% per annum after the first 90-day period, provided that the maximum additional rate may not exceed 0.50% per annum in the aggregate. This increase in the interest rate will end upon the earlier of (i) completion of the exchange offer, (ii) the effectiveness of the shelf registration or (iii) the time when there are no outstanding unregistered notes. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no additional interest will be payable.

The summary of the registration rights agreement contained in this prospectus does not contain all of the terms of the agreement and is subject to and qualified in its entirety by reference to all of the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes. You may tender some or all of your unregistered notes only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, unregistered notes due 2014 representing $500,000,000 in aggregate principal amount, unregistered notes due 2019 representing $700,000,000 in aggregate principal amount and unregistered notes due 2039 representing $300,000,000 in aggregate principal amount of the unregistered notes was outstanding.

The terms of the exchange notes to be issued are identical in all material respects to the unregistered notes, except that the offering of the exchange notes will have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. In addition, the exchange notes will not have registration rights and will not have rights to additional interest. The exchange notes will be issued under and be entitled to the benefits of the indenture pursuant to which the unregistered notes were issued.

In connection with the issuance of the unregistered notes, we arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC. The exchange notes will also be issuable and transferable in book-entry form through DTC.

There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered unregistered notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

If any tendered unregistered notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events described herein, certificates for any such unaccepted unregistered notes will be returned, without expenses, to the tendering holder thereof as promptly as practicable after the expiration of the exchange offer.

Holders of unregistered notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes for exchange notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. It is important that you read the section “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Any unregistered notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest and may be subject to restrictions on transfer under the Securities Act. We will not have any obligation to register the offer or sale of such unregistered notes under the Securities Act. Holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the Exchange Offer

You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if:

•	the exchange offer, or the making of any exchange by a holder of unregistered notes, violates applicable law or any applicable interpretation of the staff of the Commission;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

any law, rule or regulation or applicable interpretation of the staff of the Commission has been issued or promulgated, which, in our good faith determination, does not permit us to effect the exchange offer.

In addition, we will not be obligated to accept for exchange the unregistered notes of any holder that has not made the representations in the letter of transmittal described in “—Resale of Exchange Notes” and such other representations as may be reasonably necessary under Commission rules, regulations and interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

The conditions described above are for our sole benefit. We may assert these conditions regarding all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition. We may waive these conditions in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise the rights described above will not be deemed a waiver of such rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time.

Expiration Date; Extensions; Amendment; Termination

The exchange offer will expire 5:00 p.m., New York City time, on July 6, 2010, unless we, in our sole discretion, extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of unregistered notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

•	delay accepting any unregistered note;

•	waive any condition of the exchange offer; and

•	amend the terms of the exchange offer in any manner.

We will give oral or written notice of any non-acceptance or amendment to the registered holders of the unregistered notes as promptly as practicable. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of unregistered notes of such amendment in a reasonable manner.

If we determine, in our sole discretion, that any of the events or conditions described in “—Conditions of the Exchange Offer” has occurred, we may terminate the exchange offer. We may:

•	refuse to accept any unregistered notes and return to the holders any unregistered notes that have been tendered;

•

extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject to the rights of the holders to withdraw their tendered unregistered notes; or

•	waive the condition with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If any such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the unregistered notes, if the exchange offer would otherwise expire during that period.

Any determination by us concerning the events described above will be final and binding upon the parties. Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the unregistered notes or, if no interest has been paid on the unregistered notes, from November 5, 2009, the issue date of the unregistered notes. Consequently, holders of exchange notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Resale of Exchange Notes

Based upon existing interpretations of the staff of the Commission set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer for the unregistered notes may be offered for resale, resold and otherwise transferred by you without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•

you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to engage in, the distribution (within the meaning of the Securities Act) of the exchange notes;

•	you are not an “affiliate” (within the meaning of Rule 405 of the Securities Act) of us; and

•

if you are a broker-dealer, and you receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, then you will deliver a prospectus meeting the requirements of the Securities Act (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of exchange notes.

If you wish to participate in the exchange offer, you will be required to make these representations, among others, to us in the letter of transmittal. If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration under the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes cannot rely on the position of the staff of the Commission set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988) or similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

In addition, if you are a broker-dealer and you receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. The prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange notes received in exchange for unregistered notes. We have agreed, if we receive specified notice from one or more participating broker-dealers, to use our reasonable best efforts to keep the registration statement, of which this prospectus forms a part, continuously effective for a period ending on the earlier of (i) 180 days after the last date on which unregistered notes may be tendered pursuant to the exchange offer and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

Upon consummation of the exchange offer, the exchange notes will have different CUSIP and ISIN numbers from the unregistered notes.

Procedures for Tendering

The term “holder” with respect to the exchange offer means any person in whose name unregistered notes are registered on our agent’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC who desires to deliver such unregistered notes by book-entry transfer at DTC.

Except in limited circumstances, only a DTC participant listed on a DTC notes position listing with respect to the unregistered notes may tender its unregistered notes in the exchange offer. To tender unregistered notes in the exchange offer:

•	holders of unregistered notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under “—Book-Entry Transfer” and in the letter of transmittal.

In addition:

•	the exchange agent must receive any corresponding certificate or certificates representing unregistered notes along with the letter of transmittal; or

•

the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of unregistered notes into the exchange agent’s account at DTC according to standard operating procedures for electronic tenders described below and a properly transmitted agent’s message described below.

The tender by a holder of unregistered notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal. The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or unregistered notes should be sent to us but must instead be delivered to the exchange agent. Delivery of documents to DTC in accordance with their procedures will not constitute delivery to the exchange agent.

If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

•	make appropriate arrangements to register ownership of the unregistered notes in your name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and might not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal as described in “—Withdrawal of Tenders” below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the unregistered notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered notes. If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes the acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed to have been made until such irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

In addition, we reserve the right in our sole discretion to (1) purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date, and (2) to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the unregistered notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of unregistered notes by causing DTC to transfer such unregistered notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for such transfer. The exchange for tendered unregistered notes will only be made after a timely confirmation of a book-entry transfer of the unregistered notes into the exchange agent’s account at DTC, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering unregistered notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on July 6, 2010, the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which may be by facsimile transmission or letter, at the address set forth below under “Exchange Agent”; or

•	for DTC participants, holders must comply with DTC’s standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the unregistered notes to be withdrawn;

•	identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount to be withdrawn;

•	be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the unregistered notes are to be re-registered, if different from that of the withdrawing holder.

If unregistered notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered. Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under “Procedures for Tendering” at any time prior to the expiration date.

Consequences of Failure to Exchange

If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act.

Accordingly, they:

•	may be resold only if (1) registered pursuant to the Securities Act, (2) an exemption from registration is available or (3) neither registration nor an exemption is required by law; and

•	shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

As a result of the restrictions on transfer of the unregistered notes, as well as the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A., has been appointed as the exchange agent for the exchange of the unregistered notes. Questions and requests for assistance relating to the exchange of the unregistered notes should be directed to the exchange agent addressed as follows:

Deliver To:

The Bank of New York Mellon Trust Company, N.A.

Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

101 Barclay Street – 7 East

New York, NY 10286

Attn: Mr. William Buckley

By Facsimile (for Eligible Institutions Only):

(212) 298-1915

For Information or Confirmation by Telephone:

(212) 815-5788

Fees and Expenses

We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person or by telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;

•	tendered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. The exchange offer costs will be expensed as incurred.

DESCRIPTION OF THE EXCHANGE NOTES

We issued $500 million aggregate principal amount of 3.50% unregistered notes due 2014, $700 million aggregate principal amount of 4.90% unregistered notes due 2019 and $300 million aggregate principal amount of 5.90% unregistered notes due 2039 under an Indenture dated as of November 1, 2009 between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of November 5, 2009 between us and The Bank of New York Mellon Trust Company, N.A., as trustee. As used in this section, all references to the “Indenture” mean the Indenture as supplemented by the First Supplemental Indenture. The exchange notes will also be issued under the Indenture and will evidence the same debt as the unregistered notes. The terms of the exchange notes and the unregistered notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939.

The terms of the exchange notes will be identical in all material respects to the unregistered notes, except that (1) the exchange notes will not be subject to the restrictions on transfer that apply to the unregistered notes, (2) the exchange notes will not be subject to the registration rights relating to the unregistered notes, and (3) the exchange notes will not contain provisions for payment of additional interest in case of non-registration.

If the exchange offer is consummated, holders of the unregistered notes who do not exchange their unregistered notes for exchange notes will vote together with holders of the applicable series of exchange notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding notes of any series shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the unregistered notes and the exchange notes then outstanding of such series. Unless the context otherwise requires, references to the “notes” includes the exchange notes and the unregistered notes.

The following description is a summary of the material provisions of the Indenture and does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. The Indenture has been filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information.”

General

The notes due 2014 will:

•	be our senior unsecured unsubordinated obligations;

•	rank equally with all of our other senior unsecured and unsubordinated indebtedness outstanding from time to time;

•	be initially limited to $500 million aggregate principal amount;

•	be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

•	mature on November 1, 2014; and

•	bear interest at the rate per annum shown on the front cover of this prospectus.

The notes due 2019 will:

•	be our senior unsecured unsubordinated obligations;

•	rank equally with all of our other senior unsecured and unsubordinated indebtedness outstanding from time to time;

•	be initially limited to $700 million aggregate principal amount;

•	be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

•	mature on November 1, 2019; and

•	bear interest at the rate per annum shown on the front cover of this prospectus.

The notes due 2039 will:

•	be our senior unsecured unsubordinated obligations;

•	rank equally with all of our other senior unsecured and unsubordinated indebtedness outstanding from time to time;

•	be initially limited to $300 million aggregate principal amount;

•	be issued in registered form in minimum denominations of $2,000 and in integral multiples of $1,000;

•	mature on November 1, 2039; and

•	bear interest at the rate per annum shown on the front cover of this prospectus.

The Indenture does not limit the aggregate principal amount of debt securities which we may issue thereunder. We may, from time to time, without notice to or the consent of the holders of the notes of any series:

•

create and issue additional debt securities ranking equally and ratably with the notes of any series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities will be consolidated and form a single series with the notes of such series and will otherwise have the same terms as the notes of such series; or

•	provide for the issuance of other debt securities under the Indenture in addition to the $1.5 billion aggregate principal amount of the notes.

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the unregistered notes will accrue from the issue date of the notes and interest on the exchange notes will accrue from last interest payment date on which interest was paid on the unregistered notes or, if no interest has been paid on the notes, from the issue date of the unregistered notes. In each case such interest will be payable semi-annually on May 1 and November 1, beginning May 1, 2010, to the persons in whose names the notes are registered at the close of business on April 15 or October 15, as the case may be, next preceding such May 1 or November 1.

The notes are not entitled to any mandatory redemption or sinking fund payments.

The notes are obligations exclusively of Mead Johnson Nutrition Company. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. See “Risk Factors—Risks Related to the Notes—Our ability to service our debt, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us.”

Optional Redemption

Each series of notes will be redeemable, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption; and

•

the sum of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of the payment of interest accrued as of the date of redemption), discounted to their present value as of the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 20 basis points in the case of the notes due 2014, 25 basis points in the case of the notes due 2019 and 30 basis points in the case of the notes due 2039, plus accrued and unpaid interest on the principal amount to be redeemed to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are provided fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers who we appoint.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated and their respective successors and, at our option, additional Primary Treasury Dealers; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If we choose to redeem less than all of the notes, the particular notes to be redeemed shall be selected by the trustee not more than 45 days prior to the redemption date. The trustee will select the notes to be redeemed by such method as the trustee shall deem appropriate.

Offer to Purchase Upon Change of Control Triggering Event

If a change of control triggering event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “change of control offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”). The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to comply with the obligations relating to repurchasing the notes if a third party instead satisfies them.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations applicable to the repurchase of the notes. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

If a change of control offer is made, there can be no assurance that we will have available funds sufficient to make the change of control payment for all of the notes that may be tendered for repurchase. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.”

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us, one of our subsidiaries or a permitted holder, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares other than any person who becomes such a beneficial owner as a consequence of its ownership of BMS voting stock; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture), other than us or one of our subsidiaries; or (3) the first day on which a majority of the members of our board of directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to be a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means the occurrence of both a change of control and a rating event.

“Continuing director” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies.

“Moody’s” means Moody’s Investors Service, Inc.

“Permitted holder” means Bristol-Myers Squibb Company or any majority owned subsidiary of Bristol-Myers Squibb Company.

“Rating agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means the rating on the notes is lowered by each of the rating agencies and the notes are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person. The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase that holder’s notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons may be uncertain.

Under clause (3) of the definition of “change of control” described above, a change of control will occur when a majority of our board of directors are not “continuing directors.” In a recent decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a change of control under a similar provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board of directors) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. The foregoing holding would permit our board of directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest while endorsing its own slate instead, and the ultimate election of such dissident slate would not constitute a change of control that, together with the occurrence of a rating event, could trigger your right to require us to repurchase your notes as described above.

Covenants

Limitations on Liens

The Indenture provides that we will not and we will not permit any Restricted Subsidiary to create, incur, issue, assume or guarantee any Debt secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Restricted Subsidiary unless:

•	we provide that the notes will be secured by such Lien equally and ratably with such other Debt; or

•	the aggregate amount of:

•	all of such secured Debt,

•

together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in “—Limitations on Sale and Lease-Back Transactions,”

does not exceed 15% of our Consolidated Net Tangible Assets.

This limitation will not apply to any Debt secured by:

•	any Lien existing on the date of the Indenture;

•	any Lien in our favor or in favor of any Restricted Subsidiary;

•

any Lien existing on any asset of any entity at the time such entity becomes a Restricted Subsidiary or at the time such entity is merged or consolidated with or into us or a Restricted Subsidiary, as long as such Lien does not attach to any of our or our Restricted Subsidiaries’ other assets;

•	any Lien on any asset which exists at the time of the acquisition of the asset;

•

any Lien on any asset or improvement to an asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement and the principal amount of the Debt secured by any such Lien, together with all other Debt secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement;

•	any Lien incurred in connection with pollution control, industrial revenue or any similar financing; or

•

any extension, renewal, substitution or replacement of any of the Liens described under “—Limitations on Liens” if the principal amount of the Debt secured thereby is not increased and is not secured by any additional assets.

Limitations on Sale and Lease-Back Transactions

The Indenture provides that neither we nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

•	we or such Restricted Subsidiary would be entitled to incur Debt secured by a Lien on the property to be leased as described under “—Limitations on Liens”; or

•

within 180 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the greater of the net proceeds of the transaction and the fair market value of the property so leased to the retirement of Funded Debt, other than Funded Debt we were otherwise obligated to repay within such 180-day period.

Definitions

“Attributable Debt” means the present value, determined as set forth in the Indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

“Consolidated Net Tangible Assets” means the total amount of our assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding liabilities that are extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on our most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.

“Debt” means any notes, bonds, debentures or similar evidences of indebtedness for money borrowed.

“Funded Debt” means all Debt which (i) has a final maturity, or a maturity renewable or extendable at the option of the issuer, more than one year after the date as of which Funded Debt is to be determined and (ii) ranks at least equally with the notes.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Principal Property” means, as of any date, any building structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Restricted Subsidiary, and in each case the net book value of which as of such date exceeds 2% of our Consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, considered as one enterprise.

“Restricted Subsidiary” means any subsidiary of ours which owns or leases a Principal Property.

“Sale and Lease-Back Transactions” means any arrangement with any person providing for the leasing by us or a Restricted Subsidiary of any Principal Property that we or such Restricted Subsidiaries have sold or transferred or are about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Restricted Subsidiary.

Merger, Consolidation and Sale of Assets

The Indenture provides that we may consolidate or merge with or into any other corporation and we may sell, lease or convey all or substantially all of our assets to any corporation, organized and existing under the laws of the United States or any U.S. state, provided that the corporation (if other than us) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume payment of the principal of (and premium, if any), any interest on and any additional amounts payable with respect to the notes and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by us.

Events of Default, Waiver and Notice

An event of default with respect to any series of the notes is defined in the Indenture as being:

1.	default in payment of any interest on or any additional amounts payable in respect of the notes of that series which remains uncured for a period of 30 days;

2.	default in payment of principal (and premium, if any) on the notes of that series when due either at maturity, upon redemption, by declaration or otherwise;

3.	default in the payment of the purchase price of any notes we are required to purchase as described under “—Covenants—Offer to Purchase Upon Change of Control Triggering Event”;

4.	our default in the performance or breach of any other covenant or warranty in respect of the notes of such series in the Indenture which shall not have been remedied for a period of 90 days after notice; and

5.	the taking of certain actions by us or a court relating to our bankruptcy, insolvency or reorganization.

The Indenture requires the trustee to give the holders of the notes notice of a default within 90 days unless the default is cured or waived. However, the Indenture provides that the trustee may withhold notice to the holders of the notes of any default with respect to any series of the notes (except in payment of principal of, or interest on, the notes) if the trustee in good faith determines that it is in the interest of the holders of the notes of such series to do so.

The Indenture also provides that if an event of default (other than an event of default specified in clause (5) above) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series then may declare the principal amount of all the notes of that series and interest accrued thereon, to be due and payable immediately.

Upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the notes) by the holders of a majority in principal amount of the outstanding notes of such series (or of all series, as the case may be).

If an event of default under the Indenture specified in clause (5) above shall have occurred and is continuing, then the principal amount of all the outstanding notes will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding notes of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series provided that such direction shall not be in conflict with any rule of law or the Indenture and shall not be unduly prejudicial to the holders not taking part in such direction. If an event of default occurs and is continuing, then the trustee may in its discretion (and subject to the rights of the holders to control remedies as described above) bring such judicial proceedings as the trustee shall deem necessary to protect and enforce the rights of the holders of the notes.

The Indenture provides that no holder of the notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or trustee for any other remedy thereunder unless:

•	that holder has previously given the trustee written notice of a continuing event of default;

•

the holders of not less than 25% in principal amount of the outstanding notes of any series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee indemnity satisfactory to the trustee against costs, expenses and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, request and offer of indemnity, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes of that series.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. We are required to furnish to the trustee under the Indenture annually a statement as to performance or fulfillment of our obligations under the Indenture and as to any default in such performance or fulfillment.

Modification, Amendment and Waiver

Together with the trustee, we may, when authorized by our board of directors, modify the Indenture without the consent of the holders of the notes for limited purposes, including, but not limited to, adding to our covenants or events of default, curing ambiguities or correcting any defective provisions.

The Indenture provides that we and the trustee may modify and amend the Indenture with the consent of the holders of a majority in principal amount of the outstanding notes of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding note affected by the modification or amendment:

•	change the stated maturity of the principal of, or any installment of interest on or any additional amounts payable with respect to, any note or change the redemption price;

•	reduce the principal amount of, or interest on, any note or reduce the amount of principal which could be declared due and payable prior to the stated maturity;

•	impair the right to enforce any payment on or after the stated maturity or redemption date;

•	change the place or currency of any payment of principal or interest on any note;

•	reduce the percentage in principal amount of the outstanding notes of any series, the consent of whose holders is required to modify or amend the Indenture;

•	reduce the percentage of outstanding notes necessary to waive any past default to less than a majority;

•

modify the provisions in the Indenture relating to adding provisions or changing or eliminating provisions of the Indenture or modifying rights of holders of notes to waive defaults under the Indenture; or

•	adversely affect the right to repayment of the notes at the option of the holders.

Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding notes of any series may, with respect to such series, waive past defaults under the Indenture.

Satisfaction and Discharge

We may be discharged from our obligations under the Indenture when all of the notes not previously delivered to the trustee for cancellation have either matured or will mature or be redeemed within one year and we deposit with the trustee enough cash or U.S. government obligations to pay all the principal, interest and any premium due to the stated maturity date or redemption date of such notes.

Governing Law

The Indenture is governed by, and will be construed in accordance with, the laws of the State of New York.

Trustee

The Bank of New York Mellon Trust Company, N.A., serves as trustee under the Indenture.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (“Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for notes in certificated form only in limited circumstances. See “—Exchange of Global Notes for Certificated Notes.” Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it: (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for: (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants or Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between Participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary, (2) we elect to issue Certificated Notes or (3) there shall have occurred and be continuing an event of default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations to beneficial owners of unregistered notes whose unregistered notes are tendered and accepted in the exchange offer. This summary is based on the U.S. federal income tax laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change or differing interpretation, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of unregistered notes or to certain types of beneficial owners of unregistered notes that may be subject to special tax rules (such as banks, tax-exempt entities, insurance companies, S corporations, dealers in securities or currencies, traders in securities electing to mark-to-market, pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities, beneficial owners that incurred indebtedness to purchase or carry the unregistered notes, beneficial owners that hold the unregistered notes or will hold the exchange notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction or beneficial owners that have a “functional currency” other than the U.S. dollar). The discussion is limited to exchanging beneficial owners of unregistered notes that have held the unregistered notes, and will hold the exchange notes, as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Because the law with respect to certain U.S. federal income tax considerations of the exchange offer is uncertain and no ruling has been or will be requested from the Internal Revenue Service (the “IRS”) on any U.S. federal income tax matter concerning the exchange offer, no assurances can be given that the IRS or a court considering these issues will agree with the positions or conclusions discussed below.

The exchange of unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. The holding period of the exchange note will include the holding period of the unregistered note exchanged therefor and the basis of the exchange note will be the same as the basis of the unregistered note immediately before the exchange.

Persons considering the exchange of unregistered notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

The discussion below applies to you only if you are a U.S. holder. A “U.S. Holder” is a beneficial owner of unregistered notes whose unregistered notes are tendered and accepted in the exchange offer that is, for U.S. federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income, or (d) a trust if (i) a court within the United States can exercise primary supervision over its administration and one or more “United States persons” (as defined for U.S. federal income tax purposes) have the authority to control all of the substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable regulations.

Interest. Interest on an unregistered note and interest on an exchange note received by a U.S. Holder will be taxable to the U.S. Holder as ordinary interest income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium. Unamortized bond premium which a U.S. Holder may have on the unregistered notes will carry over to the exchange notes received in exchange therefor. It may be possible for the U.S. Holder to elect to amortize this premium using a constant yield method over the term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the beneficial owner’s prior interest inclusions on the exchange note, and finally as a carryforward allowable against the beneficial owner’s future interest inclusions on the exchange note. A U.S. Holder must reduce its tax basis in such exchange note by the amount of the premium so amortized. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on their exchange notes.

Market Discount. Accrued market discount on unregistered notes not previously treated as ordinary income by a U.S. Holder will carry over to the exchange notes received in exchange therefor. A U.S. Holder will be required to treat any gain on the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of an exchange note as ordinary income to the extent of the accrued market discount on the exchange note at the time of the disposition unless such market discount has been previously included in income by the U.S. Holder pursuant to an election by the beneficial owner to include the market discount in income as it accrues (under either a ratable or constant yield method).

Dispositions. In general, subject to the discussion above regarding market discount, a U.S. Holder’s disposition of an exchange note will result in capital gain or loss equal to the difference between the amount realized (except to the extent such amount is attributable to accrued but unpaid interest on the exchange note, which amount will be taxable as ordinary interest income in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in such exchange note immediately before such disposition (which should reflect any market discount previously included in income). Capital gain or loss will be long-term capital gain or loss if at the time of the disposition the U.S. Holder has held the exchange note for more than one year. Subject to limited exceptions, capital losses cannot be used to offset ordinary income.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of unregistered notes whose unregistered notes are exchanged for exchange notes and you are not a U.S. Holder (as defined above) and also are not a partnership (or an entity or arrangement classified as a partnership for U.S. federal tax purposes) (a “non-U.S. holder”).

Interest. The United States generally imposes a 30 percent withholding tax on payments of interest to non-U.S. persons. The 30 percent (or lower applicable treaty rate) U.S. federal withholding tax will not apply to a non-U.S. Holder in respect of any payment of interest on the exchange notes that is not effectively connected with the conduct of a U.S. trade or business, provided that such holder:

•	does not actually (or constructively) own 10 percent or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the U.S. Treasury regulations;

•	is not a controlled foreign corporation that is related to us actually or constructively through sufficient stock ownership;

•	is not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•

(a) provides identifying information (i.e., name and address) to us or our paying agent on IRS Form W-8BEN (or successor form), and certifies, under penalty of perjury, that such holder is not a U.S. person or (b) a financial institution holding the notes on behalf of such holder certifies, under penalty of perjury, that it has received the applicable IRS Form W-8BEN (or successor form) from the beneficial owner and provides us with a copy.

If a non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such holder will be subject to the 30 percent U.S. federal withholding tax, unless such holder provides us with a properly executed (i) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an income tax treaty or (ii) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange note is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States.

If a non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by such holder), such holder, although exempt from the 30 percent withholding tax, generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if such holder were a “United States person” as defined under the Code. In addition, if a non-U.S. Holder is a non-U.S. corporation, it may be subject to a branch profits tax equal to 30 percent (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by it of a trade or business in the United States. For this purpose, effectively connected interest on notes will be included in earnings and profits.

Dispositions. Any gain realized on the disposition of an exchange note by a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax unless (i) that gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an income tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. Holder), (ii) such holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, or (iii) in the case of disposition proceeds representing accrued interest, the non-U.S. Holder cannot satisfy the requirements of the complete exemption from withholding tax described above (and the non-U.S. Holder’s U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above).

If a non-U.S. Holder’s gain is effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such holder), such holder generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if it were a “United States person” as defined under the Code. If such a non-U.S. Holder is a corporation, such holder may also, under certain circumstances, be subject to a branch profits tax at a 30 percent rate (or lower applicable treaty rate). If a non-U.S. Holder is subject to the 183-day rule described above, such holder generally will be subject to U.S. federal income tax at a flat rate of 30 percent (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the exchange note) exceed capital losses allocable to U.S. sources, even though the non-U.S. Holder is not considered a resident alien under the Code.

Information Reporting and Backup Withholding

In general, information reporting requirements apply to interest paid to, and to the proceeds of a sale or other disposition of an exchange note (including a redemption) by, certain U.S. Holders. In addition, backup withholding applies to a non-corporate U.S. Holder unless such holder provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding generally does not apply to payments made to certain exempt U.S. persons. In general, a non-U.S. Holder will not be subject to backup withholding and information reporting with respect to interest payments that we make to such holder provided that we have received from such holder the certification described above under “—Non-U.S. Holders—Interest” and neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. Holder. However, we or our paying agent may be required to report to the IRS and the non-U.S. Holder payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of a treaty or agreement.

Payments of the proceeds of a sale or other disposition (including a redemption) of the notes made to or through a non-U.S. office of non-U.S. financial intermediaries that do not have certain enumerated connections with the United States generally will not be subject to information reporting or backup withholding. In addition, a non- U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note within the United States or conducted through non-U.S. financial intermediaries with certain enumerated connections with the United States, if the payor receives the certification described above under “—Non-U.S. Holders—Interest” or such holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person or the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is furnished by such holder to the IRS in a timely manner.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed, if we receive specified notice from one or more participating broker-dealers, to use our reasonable best efforts to keep the registration statement, of which this prospectus forms a part, continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of the registration rights agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period ending on the earlier of (i) 180 days after the last date on which the unregistered notes may be tendered pursuant to the exchange offer and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Mayer Brown LLP, Chicago, Illinois has passed upon the validity of the exchange notes on behalf of the company.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Mead Johnson Nutrition Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to allocations of expenses from Bristol-Myers Squibb Company for the years ended 2008 and 2007 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-4, of which this prospectus forms a part, with respect to the issuance of the exchange notes. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. Some items are omitted in accordance with the rules and regulations of the Commission. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. Any reports or documents we file with the Commission, including the registration statement, may be inspected and copied at the Public Reference Room of the Commission located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Room of the Commission located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. For further information about the Public Reference Section, call 1-800-SEC-0330. Such materials may also be accessed electronically by means of the Commission’s home page on the Internet (www.sec.gov).

INCORPORATION BY REFERENCE

We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Exchange Act. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus. We are incorporating by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on April 29, 2010;

•	our Current Reports on Form 8-K, dated January 8, 2010, March 31, 2010, May 3, 2010 and May 13, 2010; and

•	items filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date of this prospectus and before termination of the exchange offer.

Any information incorporated by reference is considered to be part of this prospectus, and any information that we file with the Commission subsequent to the filing of the incorporated material or the date of this prospectus will automatically update and, if applicable, supercede the incorporated information and this prospectus.

You may obtain a copy of these filings, including exhibits (but not including exhibits that are specifically incorporated by reference), free of charge, by oral or written request directed to: 2701 Patriot Boulevard, Glenview, Illinois 60026, Attention: Investor Relations, Phone: (847) 832-2420.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any person who is or was a director or officer of the Mead Johnson Nutrition Company from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145.

We maintain insurance on behalf of its directors and officers against any liability which may be asserted against any such director or officer, subject to certain customary exceptions.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Document

4.1	Registration Rights Agreement, dated as of November 5, 2009, by and among Mead Johnson Nutrition Company, Mead Johnson & Company and Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated as representatives of the initial purchasers named therein (incorporated by reference to Exhibit 4.3 of Form 8-K filed on November 12, 2009)

4.2	Indenture, dated as of November 1, 2009, by and between Mead Johnson Nutrition Company and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Form 8-K filed on November 12, 2009)

Exhibit No.	Document

4.3	First Supplemental Indenture, dated as of November 5, 2009, by and among Mead Johnson Nutrition Company, Mead Johnson & Company and The Bank of New York Mellon Trust Company, N.A., as trustee (including forms of the 3.50% Notes due 2014, 4.90% Notes due 2019 and 5.90% Notes due 2039 Notes) (incorporated by reference to Exhibit 4.2 of Form 8-K filed on November 12, 2009)

5.1*	Opinion of Mayer Brown LLP with respect to the exchange notes

12.1*	Computation of Ratio of Earnings to Fixed Charges

23.1*	Consent of Mayer Brown LLP (contained in their opinion filed as Exhibit 5.1)

23.2**	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney

25.1*	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1

99.1**	Form of Letter of Transmittal

*	Previously filed
**	Filed herewith

(b) Financial Statement Schedules

All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto, which are incorporated herein by reference.

Item 22.	Undertakings

(a) The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if , in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenview, State of Illinois, on June 3, 2010.

MEAD JOHNSON NUTRITION COMPANY

By:	/s/ WILLIAM C. P’POOL
Name:	William C. P’Pool
Title:	Senior Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 3, 2010.

Signature	Title

* Stephen W. Golsby	Chief Executive Officer and Director (Principal Executive Officer)

/S/ PETER G. LEEMPUTTE Peter G. Leemputte	Chief Financial Officer (Principal Financial Officer)

/S/ STANLEY D. BURHANS Stanley D. Burhans	Vice President and Controller (Principal Accounting Officer)

* James M. Cornelius	Chairman of the Board of Directors

* Steven M. Altschuler, M.D.	Director

* Howard B. Bernick	Director

/s/ KIMBERLY A. CASIANO Kimberly A. Casiano	Director

/s/ ANNA C. CATALANO Anna C. Catalano	Director

* Peter G. Ratcliffe	Director

* Elliott Sigal, Ph.D.	Director

* Robert S. Singer	Director

*By:	/s/ WILLIAM C. P’POOL
William C. P’Pool
Attorney-in-Fact

Exhibit No.	Document

4.1	Registration Rights Agreement, dated as of November 5, 2009, by and among Mead Johnson Nutrition Company, Mead Johnson & Company and Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated as representatives of the initial purchasers named therein (incorporated by reference to Exhibit 4.3 of Form 8-K filed on November 12, 2009)

4.2	Indenture, dated as of November 1, 2009, by and between Mead Johnson Nutrition Company and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Form 8-K filed on November 12, 2009)

4.3	First Supplemental Indenture, dated as of November 5, 2009, by and among Mead Johnson Nutrition Company, Mead Johnson & Company and The Bank of New York Mellon Trust Company, N.A., as trustee (including forms of the 3.50% Notes due 2014, 4.90% Notes due 2019 and 5.90% Notes due 2039 Notes) (incorporated by reference to Exhibit 4.2 of Form 8-K filed on November 12, 2009)

5.1*	Opinion of Mayer Brown LLP with respect to the exchange notes

12.1*	Computation of Ratio of Earnings to Fixed Charges

23.1*	Consent of Mayer Brown LLP (contained in their opinion filed as Exhibit 5.1)

23.2**	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney

25.1*	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1

99.1**	Form of Letter of Transmittal

*	Previously filed
**	Filed herewith